                                                                    EXHIBIT 4.41


                          ALLIED WASTE INDUSTRIES, INC.

                THIRD AMENDMENT TO THE 1994 AMENDED AND RESTATED
                    NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

       This Third Amendment (the "Amendment") to the 1994 Amended and Restated NonEmployee Directors' Stock Option Plan (the "Plan") is adopted by the Board of Directors of Allied Waste Industries, Inc-, a Delaware corporation (the "Company"), pursuant to the authority granted to the Board -in Section 14 of the Plan. Capitalized terms used by not defined herein shall have the meanings set forth in the Plan. The Plan is hereby amended as follows:

      1.    Section 2(a) hereby Is amended in its entirety to read as follows:

            a. The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee (the "Committee") of not less than two Non-Employee Directors who shall be appointed by the Board and who shall serve at the pleasure of the Board- For purposes of grants and awards pursuant to, and administration of this Plan under Sections 2 through 14 of the Plan, the terms "Committee" and "Board" are used interchangeably. For the purposes of this Plan, a majority of the members present at any meeting shall decide any question brought before that meeting. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including (without limitation) the exercise of any power or discretion given to him under this Plan, except those resulting from his own gross negligence or willful misconduct. For purposes of this Plan, a "Nonemployee Director" means a member of the Board who: (i) is not at the time in question an officer or employee of the Company or any subsidiary, (ii) has not received compensation for serving as a consultant or in any other non-director capacity or had an interest in any transaction with the Company or any subsidiary that would exceed the $60,000 threshold for which disclosure would be required under Item 404(a) of Regulation S-K, or (iii) has not been engaged through any other party in a business relationship with the Company or any subsidiary that would be disclosable under Item 404(b) of Regulation S-K.

      2.    In Section 14 of the Plan, the following sentence shall be deleted:

            In addition, this Plan may not be amended more than once every six months with respect to the plan provisions referred to mi Rule l6b-3(c)(2)(ii)(A) under the Securities Exchange Act of 1934, as amended, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

      3.    Section 16 hereby is amended in its entirety to read as follows:

            16.   Compliance with Other Laws and Regulations.

                  a. The Plan, the grant and exercise of Options thereunder, and the obligation of the Company to sell and deliver shares acquirable on exercise of such Options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency or national securities exchange as may be required. The Company shall not be required to sell or issue any shares on exercise of any Option if the issuance of such shares shall constitute a violation by the Eligible Director or the Company of any provisions of any law or regulation of any governmental authority. Each Option granted under this Plan shall be subject to the requirement that, if at any time the Board or the Committee shall determine that (i) the listing, registration or qualification of the shares subject thereto on any securities exchange or under any state or federal law of the United States or of any other country or governmental subdivision thereto (ii) the consent or approval of any governmental regulatory body, or (iii) the making of investment or other representations, are necessary or desirable in connection with the issue or purchase of shares subject thereto, no such Option may be exercised in whole or in part unless such listing, registration, qualification, consent, approval or representation shall have been effected or obtained, free of any conditions not acceptable to the Committee. Any detenination in this connection by the Committee shall be final, binding and conclusive.

                  b. With respect to persons subject to Section 16 of the
            Securities Exchange Act of 1934 (the "1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rule l6b-3 or its successors under the 1934 Act. To the extent any provisions of the Plan or action by the Committee or Board fails to so comply, it shall be deemed null and void~ to the extent permitted by law and deemed advisable by the Committee or Board.

      Except as expressly modified by this Amendment, the terms and conditions of the plan remain in full force and effect. The effective date of this Amendment shall be January 1, 1998.